 Filed Under Rule 424(b)(3), Registration Statement No. 333-177949 Pricing Supplement Number 255 Dated February 13, 2012 (To: Prospectus Dated November 14, 2011 and Prospectus Supplement Dated November 17, 2011)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
63743FPJ9	[]	100.000%	1.900%	[]	Fixed	3.000%	MONTHLY	08/15/2022	03/15/2012	$1.75	Yes	Senior Unsecured Notes

Redemption Information: Non-Callable

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
63743FPK6	[]	100.000%	2.800%	[]	Fixed	4.000%	MONTHLY	02/15/2030	03/15/2012	$2.33	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100% on 2/15/2013 and Monthly thereafter with 30 Calendar Days Notice.

National Rural Utilities Cooperative Finance Corp
Offering Dates: Monday, February 13, 2012 through Tuesday, February 21, 2012 Trade Date: Tuesday, February 21, 2012 @12:00 PM ET Settlement Date: Friday, February 24, 2012 Minimum Denomination/Increments:$1,000.00/$1,000.00 Initial trades settle flat and clear SDFS: DTC Book Entry only DTC number: 0235 via RBC Dain Rauscher Inc.
Agents: Citigroup, Comerica Securities, J.J.B. Hilliard, W.L. Lyons, Inc., Morgan Stanley , UBS Investment Bank, Wells Fargo
If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.
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National Rural Utilities Cooperative Finance Corp Prospectus Dated November 14, 2011